                                                                     EXHIBIT 4.3

                    RESTRICTED SECURITIES PURCHASE AGREEMENT

      This Restricted Securities Purchase Agreement (this "AGREEMENT") dated as of November 26, 2002 (the "PURCHASE DATE") is made by and between Ultra Clean Holdings, Inc., a Delaware corporation (the "COMPANY"), and the purchaser whose name is set forth on the signature page hereto ("PURCHASER").

      Section 1. Purchase and Grant. (a) Pursuant to the Notice of Securities Purchase Right (the "NOTICE"), Purchaser hereby elects to purchase the following securities, in the amounts and at the purchase prices set forth on Schedule I hereto, subject to the terms and conditions of this Agreement:

            (i) the number of shares of common stock, $0.001 par value (the "COMMON STOCK"), of the Company set forth on Schedule I (the "PURCHASED SHARES"); and

            (ii) 5.0% unsecured senior debt of the Company evidenced by a promissory note substantially in the form of, and subject to all of the terms and conditions set forth in, Exhibit A hereto (the "SERIES A NOTES"), which is incorporated herein by reference, in the principal amount set forth on Schedule I hereto (the "PURCHASED NOTES" and, together with the Purchased Shares, the "PURCHASED SECURITIES").

      (b) In accordance with the terms set forth in the Notice, the Company hereby grants to Purchaser additional shares of Common Stock (the "BONUS SHARES" and, together with the Purchased Shares, the "SHARES") and additional Series A Notes (the "BONUS NOTES" and, together with the Purchased Notes, the "NOTES"; the Notes and Shares collectively being referred to as the "SECURITIES") in the amounts set forth on Schedule I.

      (c) Purchaser herewith delivers to the Company the aggregate purchase price set forth on Schedule I in respect of the Purchased Securities, together with assignments in the forms attached hereto as Exhibit B-1 and Exhibit B-2 executed by Purchaser in blank with respect to the Bonus Securities (which assignments shall only be used by the Company with respect to Securities remaining subject to forfeiture provisions and only in accordance with the terms set forth herein).

      Section 2. Vesting of Bonus Securities. Purchaser understands and agrees that the Bonus Shares and the Bonus Notes (the "BONUS SECURITIES") will be subject to the following provisions:

      (a) The Bonus Securities shall vest on the following schedule, subject to Purchaser's continued employment with the Company or one of its subsidiaries on the applicable vesting date:

            (i) On each of the first four anniversaries of the Purchase Date, 25% of the Bonus Securities shall become vested.

            (ii) In the event of a Change in Control, all unvested Bonus Securities shall become fully vested.

      (b) For purposes of this Agreement, "CHANGE IN CONTROL" means the occurrence of one of the following events:

            (i) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Purchaser has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

            (ii) the sale or other disposition of all or substantially all of the Company's assets (other than to any entity or group in which Purchaser has not less than a 5% beneficial interest); or

            (iii) any acquisition by any person or persons (other than the direct and indirect holders of outstanding equity of the Company as of the Purchase Date and other than any entity or group in which Purchaser has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company's equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company's securities shall not be considered a Change in Control;

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who directly or indirectly held the Company's securities immediately before such transaction.

      (c) In the event that Purchaser's employment with the Company or any of its subsidiaries terminates for any reason, all Bonus Securities will be forfeited to the extent that they have not vested before such date of termination. In such event, the unvested Bonus Securities will immediately revert to the Company, and Purchaser will receive no payment for (and, if applicable, no accrued interest on) the unvested Bonus Securities.

      (d) In the event that Purchaser's employment with the Company or any of its subsidiaries is terminated by the Company for Cause, all Bonus Securities (including vested Bonus Securities) will be forfeited as of the date of such termination. In such event, all Bonus Securities will immediately revert to the Company, and Purchaser will receive no payment for (and, if applicable, no accrued but unpaid interest on) such Bonus Securities. For purposes of this Agreement, "CAUSE" means the occurrence of any one or more of the following:

            (i) the failure, refusal or willful neglect of Purchaser to perform the services required of Purchaser in his capacity as an employee;

            (ii) the Company forming a good faith belief that Purchaser has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that Purchaser has committed a felony;

            (iii) Purchaser's breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

            (iv) the Company forming a good faith belief that Purchaser has committed an act of misconduct, violated the Company's or its subsidiaries' anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company's or its subsidiaries' reputation or goodwill.

      (e) With respect to the Bonus Notes, Purchaser will not be entitled to receive any accrued interest or other payments made on the Series A Notes until such time as the applicable portion of the Bonus Notes vests. Promptly after any Bonus Notes vest, Purchaser will receive (i) a cash payment for interest accrued on such Bonus Notes prior to the vesting date, (ii) a pro rata cash payment for any repurchase or redemption of such Bonus Notes prior to the vesting date, and
(iii) a promissory note with a principal balance equal to the vested portion of such Bonus Notes less any pro rata repurchase or redemption under clause (ii).

      Section 3. Acknowledgment Of Company's Rights. Purchaser's acquisition of the Securities hereunder is subject to Purchaser signing and delivering to the Company a Securityholders' Agreement in the form attached hereto as Exhibit D (the "SECURITYHOLDERS' AGREEMENT"), which is incorporated herein by reference. Purchaser understands and agrees that all Securities acquired hereunder (including the Bonus Securities as well as the Purchased Securities) are subject to the restrictions on transfer, the rights of repurchase by the Company and the other restrictions set forth herein and in the Securityholders' Agreement. Purchaser understands that all certificates and notes representing unvested Shares and Notes acquired hereunder shall be held in escrow by the Company.

      Section 4. Tax Consequences. (a) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase, receipt or disposition of the Securities. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase, receipt or disposition of the Securities and that Purchaser is not relying on the Company or any of its affiliates for any tax advice.

      (b) By purchasing the Purchased Securities and accepting the Bonus Securities, Purchaser agrees that the Company may require Purchaser to enter into an arrangement providing for the payment by Purchaser to the Company of any tax withholding obligation of the Company arising by reason of (1) the grant of the Bonus Shares (if Purchaser makes a Section 83(b) election), (2) the vesting of the Bonus Shares (if Purchaser does not make a Section 83(b) election), (3) the payment of any amounts pursuant to the terms of the Bonus Notes, or (4) any other act, event or occurrence giving rise to a withholding tax obligation of the Company in respect of the Bonus Securities. At any time as requested by the Company, Purchaser hereby authorizes withholding from payroll and any other amounts payable to Purchaser, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Securities.

      (c) A sample Form 83(b) is attached as Exhibit C hereto for the convenience of Purchaser if Purchaser wishes to make an election under Section 83(b) of the Internal Revenue Code with respect to the Bonus Shares. Purchaser acknowledges that he has been advised by the Company to consult with his personal tax advisors as to the consequences of filing an election on Form 83(b) with the Internal Revenue Service with respect to the Bonus Shares. Purchaser represents and warrants that he has not received and is not relying upon tax advice from the Company or any of its representatives on the consequences of filing an election on Form 83(b). PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE ANY ELECTION UNDER SECTION 83(b) OF THE CODE IN A TIMELY MANNER EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER'S BEHALF. IN ORDER TO BE EFFECTIVE, A SECTION 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS OF THE DATE THE BONUS SHARES ARE GRANTED.

      Section 5. Repurchase Of Securities by the Company. (a) Subject to
Section 2(c) hereof in the event of termination for Cause, if Purchaser's employment with the Company or any of its subsidiaries terminates for any reason, the Company shall have the right (the "REPURCHASE RIGHT"), at its option, to repurchase:

            (i) all vested Shares held by Purchaser or his or her permitted transferees, as applicable, at a purchase price equal to the fair market value thereof (the "FAIR MARKET VALUE"), as conclusively determined in good faith by the Board of Directors of the Company (the "BOARD"); and

            (ii) all vested Notes held by Purchaser or his or her permitted transferees, as applicable, at a purchase price equal to the then current principal balance of such Notes plus any accrued but unpaid interest on such vested Notes at the time of repurchase.

      (b) If the Company elects to exercise its Repurchase Right, the Company shall deliver written notice to Purchaser or his or her permitted transferee, as applicable, setting forth the number of Shares and/or principal amount of Notes proposed to be purchased and the then Fair Market Value, principal amount and/or accrued and unpaid interest, as applicable. Upon the consummation of any such purchase, Purchaser shall deliver certificates, as applicable, or other documents satisfactory to the Company in its sole discretion evidencing such Securities duly endorsed, or accompanied by written instruments of transfer, free and clear of any encumbrances against delivery of payment for such Securities. If the Board determines that the Company is unable to repurchase all or some portion of the Securities for cash without breaching the terms of any debt instruments or other agreement to which the Company or any of its subsidiaries is a party, or the Board determines that such repurchase would otherwise have a material adverse effect on the financial condition of the Company, the Company will pay in cash the maximum amount permitted under such debt instruments, or that would not result in such a material adverse effect, and deliver to Purchaser a promissory note for the balance, payable as soon as (and in the maximum amounts that) the terms of such debt instruments or other agreements will permit or that will not have such a material adverse effect and bearing interest at a rate no less than the applicable federal rate.

      (c) The Repurchase Right shall lapse and be of no further force and effect upon the date that is 12 months after termination of Purchaser's employment; provided, however, that the Repurchase Right shall lapse with respect to the vested Shares upon a Qualified Initial Public Offering (as defined below), if earlier; provided further that in no event shall the Repurchase Right lapse with respect to any Bonus Securities prior to the applicable vesting date of such Securities.

      Section 6. Restrictions On Transfer. (a) All Notes and, prior to a Qualified Initial Public Offering (as defined below), all Shares that have been or are issued hereunder may not be sold, given, transferred, assigned, or otherwise hypothecated by Purchaser, except to such Purchaser's Allowable Transferees (as defined below). Any attempted transfer in violation of this Section will be void ab initio. Securities held by Allowable Transferees who receive such Securities in accordance with this Section shall be subject to the restrictions in this Agreement and the Securityholders' Agreement as if such Allowable Transferee were the original holder of the Securities transferred to the Allowable Transferee and will be required to execute an acknowledgment to such effect prior to the transfer.

      (b) For purposes of this Agreement, the following terms have the following meanings:

            (i) "ALLOWABLE TRANSFEREES", with respect to Purchaser, are limited to (i) those persons who acquire Securities pursuant to such Purchaser's will or the laws of descent and distribution or as a result of other donative transfers to Family Members and (ii) the Company.

            (ii) "FAMILY MEMBER" means, with respect to Purchaser, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Purchaser's household (other than a tenant or employee), or a trust for the exclusive benefit of these persons (or Purchaser).

            (iii) "QUALIFIED INITIAL PUBLIC OFFERING" means the date that is 180 days following the date of the final prospectus in connection with an underwritten public offering of any class of the Company's equity securities with gross proceeds of at least $25,000,000.

      Section 7. Right Of First Refusal. In the event that the restrictions on transfer in Section 6 above are no longer in effect, the Company shall have the following right of first refusal with respect to all Notes and, prior to a Qualified Initial Public Offering, all Shares:

            (i) If Purchaser proposes to sell, pledge or otherwise transfer to a third party (other than an Allowable Transferee) any Securities acquired under this Agreement, the Company shall have a right of first refusal with respect to such Securities ("RIGHT OF FIRST REFUSAL"). Purchaser shall give a written notice to the Company describing fully the proposed transfer ("TRANSFER NOTICE"), including the number of Shares or principal amount of Notes proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by Purchaser and by the proposed transferee and must constitute a binding commitment of both parties to the transfer of the applicable Securities. The Company shall have the right to purchase such Securities on the terms of the proposal described in the Transfer Notice by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice is received by the Company. The Company's rights under this Section shall be freely assignable, in whole or in part.

            (ii) If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, and subject to Section 6 above, Purchaser may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Securities subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by Purchaser, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in clause (i) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Securities on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Securities was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Securities with cash or cash equivalents reasonably equal to the present value of the consideration described in the Transfer Notice.

            (iii) If Purchaser transfers any Securities acquired under this Agreement pursuant to this Section, then this Agreement and the Securityholders' Agreement shall apply to the transferee to the same extent as to Purchaser, and Purchaser shall ensure that the transferee signs an acknowledgment to such effect.

      Section 8. Restrictive Legends And Stop Transfer Orders. (a) Purchaser understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares and on the Notes, as applicable, together with any other legends that may be required by the Company or by state or federal securities laws:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

            THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED SECURITIES PURCHASE AGREEMENT DATED AS OF NOVEMBER 26, 2002 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, AND THE SECURITYHOLDERS' AGREEMENT DATED AS OF NOVEMBER 26, 2002, BETWEEN THE ISSUER, THE ORIGINAL HOLDER OF THESE SECURITIES AND THE OTHER PARTIES NAMED THEREIN, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE ISSUER OF THESE SECURITIES OR ANY SUCCESSOR THERETO. SUCH TRANSFER RESTRICTIONS ARE BINDING ON ALLOWABLE TRANSFEREES (AS SPECIFIED THEREIN) OF THESE SECURITIES.

      (b) Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

      (c) The Company shall not be required (i) to transfer on its books any Securities that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner or holder of such Securities or to accord the right to vote or pay dividends or interest, as applicable, to any purchaser or other transferee to whom such Securities shall have been so transferred.

      Section 9. Lock-up Period. Purchaser hereby agrees that, if so requested by the Company or any representative of the underwriters (the "MANAGING UNDERWRITER") in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT"), Purchaser shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such lesser period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "MARKET STANDOFF PERIOD") following the date of the final prospectus in connection an underwritten offering of the Company's securities. Purchaser further agrees to enter into an agreement with the Managing Underwriter in respect of the preceding sentence if so requested by the Company and/or the Managing Underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

      Section 10. Representations And Warranties Of Purchaser. Purchaser understands that the Securities have not been registered under the Securities Act. Purchaser also understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Purchaser hereby represents and warrants to the Company as follows:

            (i) Purchaser has had an opportunity to obtain the advice of counsel prior to executing this Agreement. Purchaser has reviewed this Agreement (including the exhibits hereto) and fully understands all of the provisions hereof and thereof. Purchaser has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Securities and related matters and to obtain all additional information regarding the Company and the Securities which Purchaser deems necessary.

            (ii) Purchaser is acquiring the Securities for Purchaser's own account for investment only, and not with a view towards, or for sale in connection with, their distribution. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

            (iii) Purchaser represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

            (iv) Purchaser is an "executive officer" (as defined in Regulation D under the Securities Act) of the Company or one of its subsidiaries.

            (v) Purchaser understands that an investment in the Securities is very risky and that Purchaser may lose some or all of his investment.

            (vi) Purchaser understands the risk that the price at which he disposes of the Bonus Securities, if any, may be less than the amount of taxes withheld or due with respect to such Bonus Securities.

            (vii) Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Purchaser understands he must, and is able to without impairing his financial condition, bear the economic risk of this investment indefinitely and to suffer a complete loss of the value of the Securities.

            (viii) Purchaser represents that by reason of his business or financial experience, Purchaser has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement.

            (ix) Purchaser acknowledges and agrees that the Securities have not been registered under the Securities Act and that the Securities must be held indefinitely. Purchaser understands that the Company has no present intention and is under no obligation to register any of the Securities. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available to permit the resale of the Securities and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times Purchaser might propose.

            (x) In addition to the restrictions on transfer set forth herein, Purchaser agrees not to sell, transfer or otherwise dispose of the Securities in violation of the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

      Section 11. Spousal Consent. As a condition to the Company's obligations under this Agreement, the spouse of Purchaser, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Schedule II.

      Section 12. Adjustment For Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split (forward or reverse), stock dividend or other change in the shares of Common Stock effected without receipt of consideration by the Company after the date of this Agreement, and all restrictions on Shares set forth herein shall apply to any additional Shares acquired by Purchaser pursuant to such stock split, stock dividend or other change in the Common Stock of the Company.

      Section 13. No Employment Rights. This Agreement does not confer on Purchaser any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to determine the terms of Purchaser's employment.

      Section 14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be promptly submitted by Purchaser or by the Company to the Board, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board shall be binding, conclusive and final on all parties.

      Section 15. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company to:

            Ultra Clean Holdings, Inc.
            2882 Sand Hill Road, Suite 280
            Menlo Park, CA  94025
            Attention: Dipanjan Deb
            Fax:  650-233-2999

      if to Purchaser, to the address set forth on the signature page hereof; or in each case, to such other address as such party may hereafter specify for such purpose by written notice to the other party hereto.

      All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one business day, or by personal delivery, whether courier or otherwise, made within two business days after the date of such facsimile transmissions.

      Section 16. Survival Of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

      Section 17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

      Section 18. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in San Jose, California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15 shall be deemed effective service of process on such party.

      Section 19. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 20. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      Section 21. Entire Agreement. This Agreement, together with the Securityholders' Agreement and the Series A Senior Note, constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

      Section 22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      IN WITNESS WHEREOF, this Agreement is deemed made as of the date set forth above.

                                            ULTRA CLEAN HOLDINGS, INC.


                                            By:
                                               -------------------------
                                             Name:
                                             Title:



                                            PURCHASER:



                                            ----------------------
                                            Clarence Granger
                                            Address:

                                   SCHEDULE I
                   TO RESTRICTED SECURITIES PURCHASE AGREEMENT

Date of Purchase: November 26, 2002

To be completed by the Purchaser:

      Pursuant to the terms and conditions of the foregoing Restricted Securities Purchase Agreement, I have elected to purchase shares of Common Stock and principal amount of Series A Notes in the following aggregate dollar amount:
$_____________ (the "ELECTED PURCHASE AMOUNT").

      I understand that the Company will allocate my purchase between Common Stock and Series A Notes, and determine the amount and allocation of my Bonus Securities, in accordance with the terms of the Notice of Securities Purchase Right dated November 20, 2002, and that my Elected Purchase Amount and such allocations may be subject to rounding in accordance therewith.

                  Clarence Granger


                  ---------------------
                  (Signature)


To be completed by the Company:

PURCHASED SECURITIES:

                              Number of Shares
                             or Initial Principal       Purchase Price per          Total Purchase
Class of Security                   Amount                     Unit                     Price
-----------------                   ------                     ----                     -----
Common Stock                    424,800 Shares            $0.25 per Share                $106,200
Series A Note                      $318,600               Principal Amount               $318,600
                                                                                         --------
Total Purchase                                                                           $424,800

BONUS SECURITIES:

                              Number of Shares                                    Total Fair Market
                            or Initial Principal                                  Value or Principal
Class of Security                  Amount                Fair Market Value              Amount
-----------------                  ------                -----------------              ------
Common Stock                    637,200 Shares            $0.25 per Share                $159,300
Series A Note                      $477,900               Principal Amount               $477,900
                                                                                         --------
Total Bonus                                                                              $637,200

                                   SCHEDULE II
                   TO RESTRICTED SECURITIES PURCHASE AGREEMENT

                                CONSENT OF SPOUSE

      I, ____________________, spouse of ________________, have read and approve the foregoing Agreement. In consideration of granting of the right to my spouse to purchase securities of Ultra Clean Holdings, Inc., as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement (including the provisions of the agreements incorporated therein by reference) insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________, 2002

                                                                       EXHIBIT A
                                                        TO RESTRICTED SECURITIES
                                                              PURCHASE AGREEMENT

                             [FORM OF SERIES A NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE MAKER, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 3 HEREOF, AND IN THE RESTRICTED SECURITIES PURCHASE AGREEMENT DATED AS OF NOVEMBER 26, 2002, BETWEEN THE MAKER AND THE ORIGINAL HOLDER OF THIS NOTE, AND THE SECURITYHOLDERS' AGREEMENT DATED AS OF NOVEMBER 26, 2002, BETWEEN THE MAKER, THE ORIGINAL HOLDER OF THIS NOTE AND THE OTHER PARTIES NAMED THEREIN, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE MAKER OR ANY SUCCESSOR THERETO. SUCH TRANSFER RESTRICTIONS ARE BINDING ON ALL TRANSFEREES OF THIS NOTE. ANY TRANSFEREE RECEIVING THIS NOTE IN VIOLATION OF SAID TRANSFER RESTRICTIONS SHALL HAVE NO RIGHT TO RECEIVE PAYMENT HEREUNDER AND THE MAKER SHALL BE UNDER NO OBLIGATION TO PAY SUCH TRANSFEREE.

                                    SERIES A
                                   SENIOR NOTE

$__________                                                       Menlo Park, CA
                                                                          [DATE]

      FOR VALUE RECEIVED, ULTRA CLEAN HOLDINGS, INC., a Delaware corporation (the "MAKER") promises to pay to _________________ (the "HOLDER") on November 15, 2009 (the "MATURITY DATE") at Menlo Park, California or such other place as the Holder may designate, in lawful money of the United States of America in immediately available funds, the principal sum of ________________ dollars ($__________), and to pay interest thereon at the rates and times hereinafter provided. The Maker will pay all amounts due hereunder free and clear of, and without reduction for, any taxes, levies, imposts, deductions, withholding or charges (except as required by applicable law) and without set-off or counterclaim.

      This Note, issued on _______________ (the "ISSUE DATE") and due on the Maturity Date, is one of the SERIES A SENIOR NOTES of the Maker, each having terms substantially similar to the terms set forth herein, other than with respect to assignments, the provisions for which may vary (each a "NOTE" and, collectively, the "SERIES A NOTES").

      1. Interest Rate. Interest shall accrue on the principal amount hereof from time to time outstanding at a rate equal to five percent (5.0%) per annum, payable in cash on June 15 and December 15 of each year (or, if any such June 15 or December 15 is not a Business Day (as hereinafter defined), on the next succeeding Business Day) beginning June 15, 2003 and on the Maturity Date (each such June 15, December 15, succeeding Business Day and the Maturity Date, an "INTEREST PAYMENT DATE"). Interest payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed from and including the preceding Interest Payment Date (or in the case of interest to be paid on the first Interest Payment Date, the Issue Date) to but excluding the Interest Payment Date on which such interest is to be paid. For purposes of this
Section 1, the term "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by law, executive order or governmental decree to be closed.

      2.    Pro Rata Treatment, Payment and Prepayments.

            (a) Each payment (including each prepayment) by the Maker on account of the principal of or interest on any of the Series A Notes, including this Note, shall be made pro rata to all holders of the Series A Notes in proportion to the respective outstanding principal amounts of the Series A Notes held by each such holder; provided that any interest paid on any of the Series A Notes on the first Interest Payment Date shall also take into account the number of days in respect of which interest is payable on the outstanding principal amount.

            (b) Any prepayment by the Maker on account of the principal of and interest on any of the Series A Notes, including this Note, may be made in whole or in part at any time or from time to time, without penalty. Any such prepayments shall be applied first to accrued interest, and then to principal.

            (c) This Section 2 may not be amended except with the consent of the Maker and upon a vote in favor of such amendment by the holders of 100% of the then outstanding principal amount of the Series A Notes.

      3.    Assignments.

            (a) This Note shall be binding upon the Maker and its successors, heirs and legal representatives and is for the benefit of the Holder; provided, however, that the Maker may not assign, pledge or otherwise transfer any of its rights or obligations under this Note (including without limitation by merger or otherwise by operation of law) without the prior written consent of FP-Ultra Clean, L.L.C., a Delaware limited liability company. The Holder may not assign, pledge or otherwise transfer any of its rights or obligations under this Note without the prior written consent of FP-Ultra Clean, L.L.C., except to the Holder's Allowable Transferees (as hereinafter defined). Any attempted transfer in violation of this Section 3 shall be void. Any Allowable Transferee to whom this Note is transferred in accordance with this Section 3 shall be subject to the restrictions in this Section 3 as if such Allowable Transferee were the Holder of this Note. The consent provision of this Section 3 is for the benefit of and enforceable by FP-Ultra Clean, L.L.C. In the event of a transfer by the Holder in accordance with this Section 3(a), the Maker shall have no duty to recognize the transferee as the holder of this Note for purposes of any payments due hereunder or otherwise unless and until the Maker shall have received written notice by the transferor of such transfer, which notice shall include the name and address of the transferee, the principal amount being transferred, and the signature of the transferor and the transferee, together with the original promissory note endorsed to the transferee (or the applicable portion endorsed to the transferee), and the Maker shall have issued a replacement note or notes, as applicable.

            (b) For purposes of this Section 3, "ALLOWABLE TRANSFEREE(S)" means (i) any persons who acquire this Note, or any interest herein, pursuant to the Holder's will or the laws of descent and distribution or as a result of other donative transfers to Family Members (as hereinafter defined) and (ii) the Maker. For purposes of this Section 3(b), "FAMILY MEMBERS" means, with respect to the Holder, any child, stepchild, grandchild, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Holder's household (other than a tenant or employee), or a trust for the exclusive benefit of these persons or the Holder.

      4. No Waiver. Neither any delay on the part of the Holder in the exercise of any right or remedy hereunder nor the partial exercise by it of any right or remedy hereunder shall preclude the enforcement of this Note or the exercise by the Holder of any right or remedy.

      5. Governing Law; Jurisdiction. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE MAKER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND OF ANY CALIFORNIA STATE COURT SITTING IN EITHER SANTA CLARA OR SAN MATEO COUNTY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. THE MAKER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE MAKER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE MAKER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

      6. Expenses. The Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by the Holder in connection with the successful enforcement of this Note, as well as all fees and expenses incurred in connection with the successful enforcement of any judgment, and hereby waives presentment for payment, protest, notice of protest, demand for payment and notice of dishonor.

ULTRA CLEAN HOLDINGS, INC.


By:
      -----------------------
      Name:
      Title:

                                                                     EXHIBIT B-1
                                                        TO RESTRICTED SECURITIES
                                                              PURCHASE AGREEMENT

                      ASSIGNMENT SEPARATE FROM CERTIFICATE

      FOR VALUE RECEIVED I, ________________, hereby sell, assign and transfer to ____________________________________________ (________) shares of the Common
Stock of Ultra Clean Holdings, Inc. (the "Company") in my name on the books of the Company represented by Certificate No(s). __________ (or the applicable portion thereof) and do hereby irrevocably constitute and appoint ______________, attorney, to transfer said stock on the books of the Company with full power of substitution in the premises.

      This Assignment Separate from Certificate may only be used in accordance with the Restricted Securities Purchase Agreement dated as of November 26, 2002.

      Dated:

                                        Signature: _______________________

              PLEASE DO NOT FILL IN ANY OF THE BLANKS ON THIS PAGE.
                        PLEASE SIGN ONLY WHERE INDICATED.

                                                                     EXHIBIT B-2
                                                        TO RESTRICTED SECURITIES
                                                              PURCHASE AGREEMENT

                                   ASSIGNMENT

      FOR VALUE RECEIVED I, ________________, hereby sell, assign and transfer to ____________________________________________ $____________ principal amount of the Series A Note(s) of Ultra Clean Holdings, Inc. (the "Company"), or a portion thereof, in my name in the records of the Company and do hereby irrevocably constitute and appoint ______________, attorney, to transfer said note(s) on the books of the Company with full power of substitution in the premises.

      This Assignment may only be used in accordance with the Restricted Securities Purchase Agreement dated as of November 26, 2002.

      Dated:

                                        Signature: _______________________

              PLEASE DO NOT FILL IN ANY OF THE BLANKS ON THIS PAGE.
                        PLEASE SIGN ONLY WHERE INDICATED.

                                                                       EXHIBIT C
                                                        TO RESTRICTED SECURITIES
                                                              PURCHASE AGREEMENT

                 ELECTION TO INCLUDE IN GROSS INCOME FOR YEAR OF
                 TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
                          OF THE INTERNAL REVENUE CODE


FILE ONE COPY WITH YOUR EMPLOYER AND ONE COPY WITH IRS OFFICE WHERE YOU FILE YOUR TAX RETURN WITHIN 30 DAYS OF DATE OF TRANSFER SHOWN IN ITEM 3, BELOW AND ATTACH ONE COPY TO YOUR TAX RETURN FOR THE CURRENT TAX YEAR. THE FILING WITH THE IRS OFFICE SHOULD BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

      The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

      1. The name, address and taxpayer identification number of the undersigned are:

            ---------------------------------------------------
            Name

            ---------------------------------------------------
            Address

            ---------------------------------------------------
            Social Security Number

      2. Description of property with respect to which the election is being made:

            ___________ shares of Common Stock, par value $0.001 per share, of Ultra Clean Holdings, Inc. ("Common Stock")

      3.    Date on which property was transferred is November 26, 2002.

      4.    Nature of restrictions to which property is subject:

            The property is Common Stock which is subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code upon a termination of employment occurring prior to full vesting of shares.

      5. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $0.25 per share.

      6.    The amount paid by taxpayer for said property is $0 per share.

      7.    A copy of this statement has been furnished to:

            Ultra Clean Holdings, Inc.
            (Name of Employer)

      Dated: ______ __, 2002            ______________________________
                                            (Signature of Taxpayer)

                                                                       EXHIBIT D
                                                        TO RESTRICTED SECURITIES
                                                              PURCHASE AGREEMENT

                           SECURITYHOLDERS' AGREEMENT

                                   dated as of

                                November 26, 2002

                                      among

                           ULTRA CLEAN HOLDINGS, INC.

                             FP-ULTRA CLEAN, L.L.C.

                                       and

                       CERTAIN OTHER PERSONS NAMED HEREIN

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE 1
                                   Definitions

Section 1.01.  Definitions                                                    1

                                    ARTICLE 2
                              Corporate Governance

Section 2.01.  Composition of the Board                                       5
Section 2.02.  Removal                                                        6
Section 2.03.  Vacancies                                                      6
Section 2.04.  Meetings                                                       6
Section 2.05.  Action by the Board                                            7
Section 2.06.  Charter or Bylaw Provisions                                    7

                                    ARTICLE 3
                            Restrictions on Transfer

Section 3.01.  General Restrictions on Transfer                               7
Section 3.02.  Legends                                                        8
Section 3.03.  Allowable Transferees                                          9
Section 3.04.  Restrictions On Transfer                                       9

                                    ARTICLE 4
                      Drag-along Rights; Preemptive Rights

Section 4.01.  Drag-Along Rights                                              9
Section 4.02.  Additional Conditions to Drag-Along Sales                     12
Section 4.03.  Preemptive Rights                                             12

                                    ARTICLE 5
                             Amendments To The Notes

Section 5.01.  Amendments to the Notes by FP                                 14

                                    ARTICLE 6
                        Certain Covenants and Agreements

Section 6.01.  Confidentiality                                               14
Section 6.02.  Lock-Up Agreements                                            15
Section 6.03.  Conflicting Agreements                                        16

                                    ARTICLE 7
                                  Miscellaneous

Section 7.01.  Binding Effect; Assignability; Benefit                        16
Section 7.02.  Notices                                                       17
Section 7.03.  Waiver; Amendment                                             17
Section 7.04.  Governing Law                                                 18
Section 7.05.  Jurisdiction                                                  18
Section 7.06.  WAIVER OF JURY TRIAL                                          18
Section 7.07.  Specific Enforcement                                          18
Section 7.08.  Counterparts; Effectiveness                                   19
Section 7.09.  Entire Agreement                                              19
Section 7.10.  Termination                                                   19
Section 7.11.  Captions                                                      19
Section 7.12.  Severability                                                  19

Exhibit A      Joinder Agreement

                           SECURITYHOLDERS' AGREEMENT

      AGREEMENT (this "AGREEMENT") dated as of November 26, 2002 among (i) Ultra Clean Holdings, Inc., a Delaware corporation (the "COMPANY"), (ii) FP-Ultra Clean, L.L.C. ("FP"), and (iii) certain other Persons listed on the signature pages hereof (the "MANAGEMENT SHAREHOLDERS"). "FP" and "Management Shareholders" shall each mean, if such entities or persons shall have Transferred any of their "Company Securities" to any of their respective "Allowable Transferees" (as such terms are defined below), such entities or persons and such Allowable Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such entities or persons may be taken at the election of such entities or persons and such Allowable Transferees.

                              W I T N E S S E T H :

      WHEREAS, pursuant to the Securities Purchase Agreements, certain parties hereto are or will be acquiring shares of common stock and senior notes of the Company;

      WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Securities Purchase Agreements;

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Securities Purchase Agreements, the parties hereto agree as follows:

                                    Article 1
                                   Definitions

      Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "AGGREGATE OWNERSHIP" means: (i) with respect to any Shareholder or group of Shareholders, and with respect to any class of equity Company Securities, the total amount of such class of equity Company Securities Beneficially Owned (without duplication) by such Shareholder or group of Shareholders as of the date of such calculation, calculated on a Fully-Diluted basis; and (ii) with respect to any Noteholder or group of Noteholders, and with respect to any class of debt Company Securities (including, but not limited to, the Notes), the total aggregate amount of principal plus accrued but unpaid interest under such debt Company Securities, which are Beneficially Owned by such Noteholder or group of Noteholders as of the date of such calculation.

      "ALLOWABLE TRANSFEREE" means

            (i)   in the case of FP, any Person, and

            (ii) in the case of any Other Shareholder, (A) a Person to whom Common Shares are Transferred from such Other Shareholder by will or the laws of descent and distribution or as a result of other donative transfers to Family Members or (B) the Company.

      "BENEFICIALLY OWED" and "BENEFICIALLY OWN" shall have the meaning ascribed in Rule 13d-3 of the Securities Act.

      "BOARD" means the board of directors of the Company.

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco are authorized by law to close.

      "BYLAWS" means the Bylaws of the Company, as amended from time to time.

      "CHARTER" means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time.

      "CLOSING DATE" means November 15, 2002.

      "COMMON SHARES" means shares of Common Stock.

      "COMMON STOCK" means the common stock, par value $0.001 per share, of the Company and any stock into which such Common Stock may thereafter be converted or changed.

      "COMPANY SECURITIES" means (i) the Common Stock, (ii) securities convertible into or exchangeable for Common Stock, (iii) any other equity or equity-linked security issued by the Company, (iv) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company and (v) the Notes.

      "DRAG-ALONG PORTION" means, with respect to any Other Shareholder and any class of Company Securities, (i) the Aggregate Ownership of such class of Company Securities by such Other Shareholder multiplied by (ii) a fraction the numerator of which is the number of such class of Company Securities proposed to be sold by the Drag-Along Seller in the applicable Drag-Along Sale under Section
4.01 and the denominator of which is the Aggregate Ownership of such class of Company Securities by the Drag-Along Seller.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FAIR MARKET VALUE" means the fair market value of the Company Securities as determined in good faith by the Board.

      "FAMILY MEMBER" means, with respect to an Other Shareholder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing such Other Shareholder's household (other than a tenant or employee), or a trust for the exclusive benefit of these persons (or such Other Shareholder).

      "FULLY-DILUTED" means, with respect to any class of Company Securities, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable for such shares, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities, provided that, if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for such Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of "Fully-Diluted" only upon and to the extent of such vesting.

      "NOTEHOLDER" means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall Beneficially Own any Notes.

      "NOTES" means those Series A Senior Notes issued by the Company pursuant to the Securities Purchase Agreements.

      "OTHER SECURITYHOLDERS" means all Securityholders other than FP.

      "OTHER SHAREHOLDERS" means all Shareholders other than FP.

      "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PUBLIC OFFERING" means an underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

      "QUALIFIED PUBLIC OFFERING" means a Public Offering with gross proceeds of at least $25,000,000.

      "RULE 144" means Rule 144 (or any successor provisions) under the Securities Act.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITIES PURCHASE AGREEMENT(S)" means the Stock Purchase Agreement(s) dated on or about the Closing Date between FP and the Company with respect to the purchase of Common Stock, the Note Purchase Agreement(s) dated on or about the Closing Date between FP and the Company with respect to the purchase of Notes, and each Restricted Securities Purchase Agreement dated as of November 26, 2002 between the Company and each Management Shareholder, as applicable.

      "SECURITYHOLDER" means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall Beneficially Own any Company Securities.

      "SHAREHOLDER" means any Securityholder who Beneficially Owns equity Company Securities.

      "SHARES" means Common Shares.

      "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

      "TRANSFER" means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                         SECTION
----                                         -------
Cause...................................     2.02
Company.................................     Preamble
Confidential Information................     6.01(b)
Drag-Along Rights.......................     4.01(a)
Drag-Along Sale.........................     4.01(a)
Drag-Along Sale Notice..................     4.01(a)
Drag-Along Sale Notice Period...........     4.01(a)
Drag-Along Sale Price...................     4.01(a)
Drag-Along Seller.......................     4.01(a)
Drag-Along Transferee...................     4.01(a)
Management Shareholders.................     Preamble
Pro Rata Share..........................     Section 4.03
Replacement Nominee.....................     2.03(a)

                                    Article 2
                              Corporate Governance

      Section 2.01. Composition of the Board. (a) The Board shall initially consist of three directors, of whom two shall be designated by FP, and one shall be the then Chief Executive Officer of the Company. The size of the Board may be increased by amendment of the Company's Charter or Bylaws.

      (b) If at any time the Board shall be expanded to a larger number of directors, a majority of the Board shall be designated by FP; provided that the number of directors to be designated by FP shall be adjusted upwards, if necessary, so that at no time are the number of directors designated by FP less than a majority of the Board.

      (c) Each Shareholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board, it shall vote its Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

      (d)   The Company agrees to cause each individual designated pursuant to
Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or shareholders) to ensure that the composition of the Board is as set forth in this Section 2.01.

      Section 2.02. Removal. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Shares in favor of the removal of any director who shall have been designated pursuant to Section 2.01, unless such removal shall be for Cause or the Person or Persons entitled to designate or nominate such director shall have consented to such removal in writing, provided that, if the Person or Persons entitled to designate any director pursuant to Section 2.01 shall request in writing the removal, with or without Cause, of such director, such Shareholder shall vote its Shares in favor of such removal. Removal for "CAUSE" shall mean removal of a director because of such director's (a) willful and continued failure substantially to perform his or her duties with the Company in his or her established position, (b) willful conduct that is injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (d) abuse of illegal drugs or other controlled substances or habitual intoxication or (e) willful breach of this Agreement.

      Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

      (a) the Person or Persons entitled under Section 2.01 to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 2.01, may designate another individual (the "REPLACEMENT NOMINEE") to fill such vacancy and serve as a director on the Board; and

      (b) subject to Section 2.01, each Shareholder then entitled to vote for the election of directors to the Board agrees that it shall vote its Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

      Section 2.04. Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter. The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof.

      Section 2.05. Action by the Board. (a) A quorum of the Board shall consist of two directors, of whom at least one shall be a designee of FP, provided that FP shall have the right at any time to increase the number of directors necessary to constitute such quorum; and provided further that any increase in the number of directors necessary to constitute a quorum shall also require that a majority of the quorum shall be designees of FP.

      (b) All actions of the Board shall require (i) the affirmative vote of at least a majority of the directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board, provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

      (c) The Board may create executive, compensation, audit and such other committees as it may determine. FP shall be entitled to majority representation on any committee created by the Board.

      Section 2.06. Charter or Bylaw Provisions. Each Shareholder agrees to vote its Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Company's Charter and Bylaws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. The Charter and Bylaws shall provide for (a) the elimination of the liability of each director on the Board to the maximum extent permitted by applicable law and (b) indemnification of each director on the Board for acts on behalf of the Company to the maximum extent permitted by applicable law.

                                    Article 3
                            Restrictions on Transfer

      Section 3.01. General Restrictions on Transfer. (a) Each Securityholder understands and agrees that the Company Securities purchased pursuant to its Securities Purchase Agreement have not been registered under the Securities Act and are restricted securities under such Act and the rules and regulations promulgated thereunder. Each Securityholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or "blue sky" laws, the terms and conditions of this Agreement, the terms and conditions of the applicable Securities Purchase Agreement and with any terms and conditions contained in the Company Securities themselves.

      (b) Any attempt to Transfer any Company Securities not in compliance with this Agreement, with the applicable Securities Purchase Agreement and with any terms and conditions contained in the Company Securities themselves shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records or other applicable records to such attempted Transfer.

      Section 3.02. Legends. (a) In addition to any other legend that may be required, and unless an equivalent legend has been required by the applicable Securities Purchase Agreement, each certificate or promissory note for Company Securities issued to any Securityholder shall bear a legend in substantially the following form:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

            THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED SECURITIES PURCHASE AGREEMENT DATED AS OF NOVEMBER 26, 2002 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, AND THE SECURITYHOLDERS' AGREEMENT DATED AS OF NOVEMBER 26, 2002, BETWEEN THE ISSUER, THE ORIGINAL HOLDER OF THESE SECURITIES AND THE OTHER PARTIES NAMED THEREIN, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE ISSUER OF THESE SECURITIES OR ANY SUCCESSOR THERETO. SUCH TRANSFER RESTRICTIONS ARE BINDING ON ALLOWABLE TRANSFEREES (AS SPECIFIED THEREIN) OF THESE SECURITIES.

      (b) If any Company Securities cease to be subject to all restrictions on Transfer set forth in this Agreement, the Company, upon the request of the written holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the legend required by Section 3.02(a) endorsed thereon; provided, however, that if a legend is otherwise required by the applicable Securities Purchase Agreement or by the terms of the security itself, this Section 3.02(b) shall not obligate the Company to remove such legend.

      Section 3.03. Restrictions On Transfer. Except with the prior written consent of the Company and FP, no Securityholder shall Transfer any of its Company Securities, except (i) to one or more of its Allowable Transferees in accordance with Section 3.04, (ii) in accordance with any restrictions contained in the applicable Securities Purchase Agreement, and (iii) in accordance with any restrictions contained in the terms and conditions of the Company Securities themselves.

      Section 3.04. Allowable Transferees. Notwithstanding anything in this Agreement to the contrary, any Securityholder may at any time Transfer any or all of its Company Securities to one or more of its Allowable Transferees without the consent of the Board or any other Securityholder or group of Securityholders so long as (a) such Allowable Transferee shall have agreed in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto, and (b) the Transfer to such Allowable Transferee is in compliance with the Securities Act and any other applicable securities or "blue sky" laws.

                                    ARTICLE 4
                      Drag-along Rights; Preemptive Rights

      Section 4.01. Drag-Along Rights. (a) Subject to Sections 4.01(e), and 4.02, if FP (the "DRAG-ALONG SELLER") proposes:

            (i) to Transfer not less than 50% of its Aggregate Ownership of any class of Company Securities to a Third Party (the "DRAG-ALONG TRANSFEREE") in a bona fide sale, or

            (ii) to Transfer Company Securities in any amount that, together with the Company Securities to be Transferred by the Other Shareholders pursuant to this Section 4.01(a), constitutes more than 50% of the voting power or the outstanding principal, as the case may be, of any class of the Company Securities then outstanding,

(each of the Transfers referred to in clauses (i) and (ii) above, a "DRAG-ALONG SALE"), the Drag-Along Seller may at its option require all Other Securityholders (i) to Transfer the Drag-Along Portion of such class of Company Securities ("DRAG-ALONG RIGHTS") then held by every Other Securityholder, and
(ii) in the case of a Drag-Along Sale involving Common Shares (but subject to and at the closing of the Drag-Along Sale), to exercise such number of options for Common Shares that are vested (or would become vested on or prior to the consummation of the Drag-Along Sale) held by every Other Securityholder as is required in order that a sufficient number of Common Shares are available to Transfer the relevant Drag-Along Portion of Company Securities of each such Other Securityholder, in each case for the same consideration per unit of the relevant class of Company Securities and otherwise on the same terms and conditions as the Drag-Along Seller, provided that any Other Securityholder that holds such options the exercise price per share of which is greater than the per share price at which the Common Shares are to be Transferred to the Drag-Along Transferee, if required by the Drag-Along Seller to exercise such options, may, in place of such exercise, submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Drag-Along Sale is not consummated with respect to any Common Shares acquired upon exercise of such options, or the Drag-Along Sale is not consummated, such options shall be deemed not to have been exercised or canceled, as applicable.

      The Drag-Along Seller shall provide notice of such Drag-Along Sale to the Other Securityholders (a "DRAG-ALONG SALE NOTICE") not less than 10 Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the transferee, the number and class of Company Securities subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the "DRAG-ALONG SALE PRICE") and all other material terms and conditions of the Drag-Along Sale. The number of Company Securities to be sold by each Other Securityholder shall be the Drag-Along Portion of the class of Company Securities that such Other Securityholder owns. Each Other Securityholder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender all its Company Securities as set forth below. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than five Business Days after the date of the Drag-Along Sale Notice (the "DRAG-ALONG SALE NOTICE PERIOD"), each of the Other Securityholders shall deliver to a representative of the Drag-Along Seller (designated in the Drag-Along Sale Notice) the certificates and other applicable instruments representing the Company Securities of such Other Securityholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or such representative to Transfer such Company Securities on the terms set forth in the Drag-Along Notice and wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Securities pursuant to this Section 4.01(a) at the closing for such Drag-Along Sale against delivery to such Other Securityholder of the consideration therefor. If an Other Securityholder should fail to deliver such certificates to the Drag-Along Seller, the Company (subject to reversal under Section 4.01(b)) shall cause the books and records of the Company to show that such Company Securities are bound by the provisions of this Section 4.01(a) and that such Company Securities shall be

Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

      (b) The Drag-Along Seller shall have a period of 180 days from the date of receipt of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 180-day period shall be extended until the expiration of 10 Business Days after all such approvals have been received, but in no event later than 365 days following the effective date of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Other Securityholders the limited power-of-attorney and all certificates and other applicable instruments representing Company Securities that such Other Securityholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Securityholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Securities owned by the Other Securityholders shall again be in effect.

      (c) Concurrently with the consummation of the Transfer of Company Securities pursuant to this Section 4.01, the Drag-Along Seller shall give notice thereof to the Other Securityholders, shall remit to each of the Other Securityholders that have surrendered their certificates and other applicable instruments the total consideration (the cash portion of which is to be paid by wire transfer in accordance with such Other Securityholder's wire transfer instructions, or otherwise as directed by such Other Securityholder) for the Company Securities Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Other Securityholders.

      (d) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the Drag-Along Seller to the Other Securityholders (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Company Securities received by the Drag-Along Seller) if the Transfer of Company Securities pursuant to this Section 4.01 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. Whether to effect a Transfer of Company Securities pursuant to this Section 4.01 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

      (e) The provisions of this Section 4.01 shall not apply to any proposed Transfer of Company Securities by the Drag-Along Seller in a Public Offering or pursuant to Rule 144.

      Section 4.02. Additional Conditions to Drag-Along Sales. Notwithstanding anything contained in Section 4.01 or 4.02, the rights and obligations of the Other Securityholders to participate in a Drag-Along Sale under Section 4.01 are subject to the following conditions:

      (a) upon the consummation of such Drag-Along Sale, all of the Securityholders participating therein will receive the same form and amount of consideration per share, or, if any Securityholders are given an alternative as to the form and amount of consideration to be received, all Securityholders participating therein will be given the same alternative; and

      (b) each Other Securityholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, (ii) benefit from all of the same provisions of the definitive agreements as the Drag-Along Seller, and (iii) be required to bear their proportionate share of any indemnities, escrows, holdbacks or adjustments in purchase price.

      Section 4.03. Preemptive Rights. (a) The Company shall give each Management Shareholder notice (an "ISSUANCE NOTICE") of any proposed issuance by the Company of any equity Company Securities at least 10 Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such equity Company Securities are to be issued and the other material terms of the issuance. Subject to Section 4.03(e) below, each Management Shareholder shall be entitled to purchase up to such Management Shareholder's Pro Rata Share of the equity Company Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice. "PRO RATA SHARE" means, with respect to a Management Shareholder, the fraction that results from dividing (i) such Management Shareholder's Aggregate Ownership (immediately before giving effect to the issuance) of Common Stock by (ii) the Aggregate Ownership (immediately before giving effect to the issuance) of Common Stock by all Shareholders.

      (b) A Management Shareholder shall deliver notice of its election to purchase such equity Company Securities to the Company and FP within five Business Days of receipt of the Issuance Notice. Such delivery of notice (which notice shall specify the number (or amount) of equity Company Securities to be purchased by the Management Shareholder submitting such notice) to the Company shall constitute exercise by such Management Shareholder of its rights under this Section 4.03 and a binding agreement of such Management Shareholder to purchase, at the price and on the terms specified in the Issuance

Notice, the number of shares (or amount) of equity Company Securities specified in such Management Shareholder's notice. If, at the termination of such five-Business-Day period, any Management Shareholder shall not have exercised its rights to purchase any of its Pro Rata Share of such equity Company Securities, such Management Shareholder shall be deemed to have waived all of its rights under this Section 4.03 with respect to the purchase of such equity Company Securities.

      (c) If any Management Shareholder shall not have exercise its rights to purchase to the full amount of its Pro Rata Share of such equity Company Securities, such Management Shareholder shall be deemed to have waived all of its rights under this Section 4.03 with respect to any future issuance of equity Company Securities.

      (d) The Company shall have 180 days from the date of the Issuance Notice to consummate the proposed issuance and sale of any or all of such equity Company Securities that the Management Shareholders have not elected or were not eligible to purchase at the price and upon terms that are not materially less favorable to the Company than those specified in the Issuance Notice, provided that, if such issuance is subject to regulatory approval, such 180-day period shall be extended until the expiration of 10 Business Days after all such approvals have been received, but in no event later than 365 days from the date of the Issuance Notice.

      (e) At the consummation of the issuance and sale of such equity Company Securities, the Company shall issue certificates representing the equity Company Securities to be purchased by each Management Shareholder exercising preemptive rights pursuant to this Section 4.03 registered in the name of such Management Shareholder, against payment by such Management Shareholder of the purchase price for such equity Company Securities as specified in the Issuance Notice. If the Company proposes to issue any equity Company Securities after such 90-day period, it shall again comply with the procedures set forth in this Section 4.03.

      (f) Notwithstanding the foregoing, no Management Shareholder shall be entitled to purchase Company Securities as contemplated by this Section 4.03 in connection with issuances of Company Securities (i) to employees of the Company or any Subsidiary pursuant to employee benefit plans or arrangements approved by the Board (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), (ii) in connection with any bona fide, arm's length restructuring of outstanding debt of the Company or any Subsidiary, (iii) in connection with any bona fide, arm's-length direct or indirect merger, acquisition or similar transaction, (iv) pursuant to a Public Offering, (v) to a customer, supplier or joint venture partner of the Company or its subsidiaries, or (vi) that are debt securities. The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Management Shareholder if the Company has not consummated any proposed issuance of Company Securities pursuant to this Section 4.03 for whatever reason, regardless of whether it shall have delivered an Issuance Notice in respect of such proposed issuance.

                                    Article 5
                          Amendments To The Notes by FP

      Section 5.01. Amendments to the Notes by FP. Each Noteholder hereby agrees that if at any time FP and the Company agree to amend, modify, supplement, suspend or waive the Notes, or any provision thereof, all the Notes (or the applicable provisions thereof) will thereupon automatically be so amended, modified, supplement, suspended or waived; provided, however, that this Section
5.01 shall not apply to any amendment, modification, supplement, suspension or waiver of Section 2 of the Notes; provided further that any such action shall apply ratably to all the Notes. FP and the Company shall provide written notice to the Noteholders after any action taken pursuant to this Section 5.01, and the Company shall issue replacement notes reflecting such action to the Noteholders, if applicable.

                                    Article 6
                        Certain Covenants and Agreements

      Section 6.01. Confidentiality. (a) Each Other Securityholder agrees that Confidential Information furnished and to be furnished to it was and shall be made available in connection with such Other Securityholder's investment in the Company. Each Other Securityholder agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including to disadvantage competitively the Company or any other Securityholder). Each Other Securityholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

            (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Other Securityholder is subject, provided that such Other Securityholder give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Other Securityholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation)), or

            (ii) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Securityholder.

      (b) "CONFIDENTIAL INFORMATION" means any information concerning the Company or any Persons that are or become its Subsidiaries or Affiliates or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Securityholder (including by virtue of its present or former right to designate a director of the Company), provided that the term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Securityholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as "REPRESENTATIVES") in violation of this Agreement, (ii) is or was available to such Securityholder on a non-confidential basis prior to its disclosure to such Securityholder or its Representatives by the Company or (iii) was or becomes available to such Securityholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of such Securityholder's knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

      Section 6.02. Lock-Up Agreements. Each Other Securityholder hereby agrees that, if so requested by the Company or any representative of the underwriters (the "MANAGING UNDERWRITER") in connection with any registration of the offering of any securities of the Company under the Securities Act, such Other Securityholder shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such lesser period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "MARKET STANDOFF PERIOD") following the date of the final prospectus in connection an underwritten offering of the Company's securities. Each Other Securityholder further agrees to enter into an agreement with the Managing Underwriter in respect of the preceding sentence if so requested by the Company and/or the Managing Underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

      Section 6.03. Conflicting Agreements. The Company and each Securityholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Securityholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement; provided, however, that notwithstanding any other provisions of this Agreement, in the event of any inconsistency or conflict between this Agreement and the applicable Securities Purchase Agreement, the Securities Purchase Agreement shall govern. This Agreement is expressly subject to the terms of the applicable Securities Purchase Agreement.

                                    Article 7
                                  Miscellaneous

      Section 7.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

      (b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that any Allowable Transferee acquiring Company Securities or Person acquiring Company Securities that is required or permitted by the terms of this Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan of the Company or any Subsidiary to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a "Securityholder", as such term is used in this Agreement.

      (c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      Section 7.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company to:

            Ultra Clean Holdings, Inc.
            2882 Sand Hill Road, Suite 280
            Menlo Park, CA  94025
            Attention: Dipanjan Deb
            Fax:  650-233-2999

      with a copy to FP and Davis Polk & Wardwell at the addresses listed below.

      if to FP, to:

            FP-Ultra Clean, L.L.C.
            2882 Sand Hill Road, Suite 280
            Menlo Park, CA  94025
            Attention:  Dipanjan Deb
            Fax:  650-233-2999

      with a copy to:

            Davis Polk & Wardwell
            1600 El Camino Real
            Menlo Park, CA 94025
            Attention:  Alan Denenberg
            Fax:  (650) 752-2111

      All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

      Any Person that becomes a Securityholder shall provide its address and fax number to the Company.

      Section 7.03. Waiver; Amendment. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of the Board and Shareholders holding at least 50% of the outstanding Common Shares held by the parties hereto at the time of such proposed amendment or modification.

      (b) In addition, any amendment or modification of any provision of this Agreement that would adversely affect FP may be effected only with the consent of FP.

      Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflicts of laws rules of such state.

      Section 7.05. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in San Jose, California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

      Section 7.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 7.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

      Section 7.08. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      Section 7.09. Entire Agreement. This Agreement and the Securities Purchase Agreements constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

      Section 7.10. Termination. This Agreement shall terminate upon the written election of FP; provided that in the event this Agreement has not terminated prior to a Qualified Public Offering, Section 4.03 hereof shall terminate upon such Qualified Public Offering.

      Section 7.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 7.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ULTRA CLEAN HOLDINGS, INC.


                                        By:  _______________________
                                           Name:
                                           Title:


                                        FP-ULTRA CLEAN, L.L.C.


                                        By:  _______________________
                                           Name:
                                           Title:

                  Signature Page to Securityholders' Agreement

                                        MANAGEMENT SHAREHOLDER:


                                        __________________________
                                        [Name]

                                        Address for Notices:




                  Signature Page to Securityholders' Agreement

                                                                       EXHIBIT A


                      JOINDER TO SECURITYHOLDERS' AGREEMENT


      This Joinder Agreement (this "JOINDER AGREEMENT") is made as of the date written below by the undersigned (the "JOINING PARTY") in accordance with the Securityholders' Agreement dated as of November 26, 2002 (the "SECURITYHOLDERS' AGREEMENT") among Ultra Clean Holdings, Inc., FP-Ultra Clean, L.L.C., and certain other persons listed on the signature page thereof, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Securityholders' Agreement.

      The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Securityholders' Agreement as of the date hereof and shall have all of the rights and obligations of a "Shareholder" and a "Securityholder", as applicable, thereunder as if it had executed the Securityholders' Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Securityholders' Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

                                        [NAME OF JOINING PARTY]

                                        By:  _____________________
                                           Name:
                                           Title:

                                        Address for Notices: